As filed with the Securities and Exchange Commission on January 29, 1997
                                                            File No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                    PENNSYLVANIA
                                      DELAWARE              23-0959590
 PENNSYLVANIA POWER & LIGHT        (State Or Other         Applied For
 COMPANY PP&L CAPITAL TRUST         Jurisdiction         (I.R.S. Employer
(Exact Name Of Registrant As     Of Incorporation Or      Identification
  Specified In Its Charter)         Organization)            Number)


                                Two North Ninth Street
                            Allentown, Pennsylvania  18101
                                     610/774-5151
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                    John R. Biggar
                                Vice President-Finance
                          Pennsylvania Power & Light Company
                                Two North Ninth Street
                            Allentown, Pennsylvania  18101
                                     610/774-5151
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.
                          ___________________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                      Proposed       Proposed
  Title of each                       maximum         maximum
    class of                          offering       aggregate      Amount of
securities to be    Amount to be     price per       offering       registrat
   registered        registered       unit<F1>       price<F1>       ion fee
---------------   ---------------    --------    ---------------   -----------

Junior
   Subordinated
   Deferrable
   Interest
   Debentures of
   Pennsylvania
   Power & Light
   Company<F2>      $100,000,000        $25        $100,000,000        NA
Preferred
   Securities of
   PP&L Capital
   Trust  . . .       4,000,000         $25        $100,000,000     $30303.04
Pennsylvania
   Power & Light
   Company
   Guarantee
   with respect
   to Preferred
   Securities
   and
   Pennsylvania
   Power & Light
   Company
   obligations
   with respect
   to such
   Preferred
   Securities
   under an
   Indenture and
   a Trust
   Agreement<F3>        NA              NA             NA             NA
Total . . . . .   $100,000,000<F4>      100%     $100,000,000<F4>   $30303.04

<F1> Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.
<F2> The Junior Subordinated Deferrable Interest Debentures will be purchased by PP&L Capital Trust with the proceeds of the sale of the Preferred Securities.
<F3> The Guarantee, when taken together with the Pennsylvania Power & Light
     Company's obligations under the Junior Subordinated Deferrable Interest Debentures, the Indenture and the Trust Agreement, will effectively provide a full, irrevocable and unconditional guarantee, on a subordinated basis, by Pennsylvania Power & Light Company of PP&L Capital Trust's obligations under the Preferred Securities. No separate considerations will be received for the Guarantee or such back-up obligations.
<F4> Such amount represents the principal amount of Junior Subordinated
     Deferrable Interest Debentures issued at their principal amount and the issue price rather than the principal amount of Junior Subordinated Deferrable Interest Debentures issued at an original issue discount. Such amount also represents the initial public offering price of the Preferred Securities.

                            ________________________
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_____________________________________________________________________________

_____________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_____________________________________________________________________________


_____________________________________________________________________________

                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1997
PROSPECTUS

                         4,000,000 Preferred Securities
                              PP&L Capital Trust
            % Trust Originated Preferred SecuritiesSM ("TOPrS SM")
                (Liquidation Amount $25 per Preferred Security)
         Fully and unconditionally guaranteed, as set forth herein, by
                       Pennsylvania Power & Light Company
                           _________________________

   The    % Trust Originated Preferred SecuritiesSM (the "Preferred
Securities") offered hereby evidence undivided beneficial ownership interests in the assets of PP&L Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Pennsylvania Power & Light Company, a Pennsylvania corporation (the "Company" or "PP&L"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing the remaining undivided beneficial ownership interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds
thereof in an equivalent amount of the Company's    % junior subordinated
deferrable interest debentures due               , 2027 (the "Subordinated
Debentures").
                                                    (continued on next page)
                           _________________________
   See "Risk Factors" beginning on page      of this Prospectus for certain
information relevant to an investment in the Preferred Securities, including the period and circumstances during and under which payments of distributions on the Preferred Securities may be deferred and the related United States federal income tax consequences of such deferral.
                           _________________________
   Application will be made to list the Preferred Securities on the New York Stock Exchange, Inc. (the "NYSE"). If approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting".
                           _________________________
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                         Price to     Underwriting         Proceeds to
                        Public<F1>    Discounts<F2>      Trust<F2><F3><F4>
                     --------------   ----------------   ----------------

Per Preferred
Security  . . . . .  $                     <F3>               $
Total . . . . . . .  $                     <F3>               $

<F1> Plus accrued distributions, if any, from           , 1997.
<F2> The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
<F3> Because the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for arranging the investment therein of
     such proceeds, $        per Preferred Security (or $         in the
     aggregate).  See "Underwriting."
<F4> Expenses of the offering to be paid by the Company are estimated to be
     approximately $       .

                           _________________________
    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about
            , 1997.        _________________________

                              Merrill Lynch & Co.
                           _________________________


              The date of this Prospectus is               , 1997.
____________________
[FN]
<F1>   SM "Trust Originated Preferred Securities" and "TOPrS" are
       service marks of Merrill Lynch & Co., Inc.

(continued from cover page)

    The Subordinated Debentures when issued will be unsecured obligations of the Company and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein.
Upon an event of default under the Trust Agreement (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common
Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

    Holders of the Preferred Securities will be entitled
to receive cumulative cash distributions accruing from
the date of original issuance and payable quarterly in arrears on the first day of March, June, September and
December of each year, commencing         , 1997, at the
annual rate of    % (the "Securities Rate") of the stated
Liquidation Amount (as defined below) of $25 per Preferred Security ("Distributions"). Subject to certain exceptions, as described herein, the Company has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding
20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), during which Extension Periods the Company shall have the right to make full or partial payments of interest on any Interest Payment Date (as defined herein), provided that no Extension Period may extend beyond the Stated
Maturity (as defined herein) of the Subordinated
Debentures. Upon the termination of any such Extension
Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, cash distributions on the Preferred Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, subject to certain exceptions set forth herein, declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. During an Extension Period, interest on the Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at the Securities Rate, compounded quarterly), and holders of the Preferred Securities will be required to accrue interest income for United States federal income tax purposes prior to receipt of cash related to such interest income. See "Description of Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest
Income and Original Issue Discount."

    The Company has, through the Guarantee, the Trust
Agreement, the Subordinated Debentures and the Indenture
(each, as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the

Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee." The Company guarantees the payment of Distributions and payments on liquidation of the Trust or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein (the
"Guarantee"). See "Description of Guarantee" herein. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In the event a Debenture Event of Default (as defined below) has occurred and is continuing and such default is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures, a holder of Preferred
Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. The obligations of the Company under the Guarantee and the Subordinated
Debentures are subordinate and junior in right of payment to all Senior Debt (as defined in "Description of Subordinated Debentures--Subordination" herein) of the Company.

    The Preferred Securities are subject to mandatory
redemption, in whole or in part, upon repayment of the
Subordinated Debentures at maturity or their earlier
redemption in an amount equal to the amount of related
Subordinated Debentures maturing or being redeemed at a
redemption price equal to the aggregate liquidation
preference of such Preferred Securities plus accumulated
and unpaid Distributions thereon to the date of
redemption. The Subordinated Debentures are redeemable
prior to maturity at the option of the Company (i) on or
after      , 2002, in whole at any time or in part from
time to time, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined herein), at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to the further conditions described under "Description of Subordinated Debentures--Redemption".

    At any time, the Company will have the right to terminate the Trust and cause the Subordinated
Debentures to be distributed to the holders of the Preferred Securities and the Common Securities in liquidation of the Trust. See "Description of Preferred
Securities--Redemption--Special Event Redemption or
Distribution of Subordinated Debentures".

    At any time, the Company shall have the right to shorten or extend the maturity of the Subordinated
Debentures, provided that it can extend the maturity only if certain conditions are met. See "Description of Subordinated Debentures--General".

    The Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. As of September 30, 1996, the Company had approximately $3.1 billion aggregate principal amount of Senior Debt outstanding.
The terms of the Subordinated Debentures place no limitation on the amount of Senior Debt that may be incurred by the Company. See "Description of Subordinated Debentures--Subordination".

    In the event of the liquidation of the Trust, after satisfaction of the creditors of the Trust, if any, as provided by applicable law, the holders of the Preferred
Securities will be entitled to receive the stated
Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "Description of Preferred
Securities--Liquidation Distribution Upon Termination".

    The Preferred Securities will be represented by
global certificates registered in the name of The
Depository Trust Company ("DTC") or its nominee.
Beneficial interests in the Preferred Securities will be
shown on, and transfers thereof will be effected only
through, records maintained by participants in DTC.
Except as described herein, Preferred Securities in
certificated form will not be issued in exchange for the
global certificates. See "Description of the Preferred
Securities--Book-Entry Issuance."
                _________________________


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS
MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR
MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES AT
LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE
OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE
NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH
STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY
TIME.
                _________________________



     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30,
         1996 and September 30, 1996.
     3.  The Company's Current Reports on Form 8-K dated
         December 6, 1996 and on Form 8-K/A dated
         December 9, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of the filing of such documents. The
Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Pennsylvania Power & Light Company, Two North Ninth
Street, Allentown, PA 18101, Attention: Investor
Services Department (800/345-3085).

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                  AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza,
Washington, D.C. 20549, and at the following Regional
Offices of the Commission: Chicago Regional Office,
Suite 1400, Citicorp Center, 14th Floor, 500 West
Madison Street, Chicago, Illinois 60661; and New York
Regional Office, 7 World Trade Center, 13th Floor, Suite
1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public
Reference Section of the Commission at 450 Fifth Street,
N.W., Judiciary Plaza, Washington, D.C. 20549. The
Commission also maintains a Web site

(http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company.
In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad
Street, New York, New York 10005 and the Philadelphia
Stock Exchange, 1900 Market Street, Philadelphia,
Pennsylvania 19103.

    The Company and the Trust have filed with the Commission a Registration Statement on Form S-3
(together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of
1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Company, the Trust and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

    No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debentures of the Company and issuing the Preferred Securities and Common Securities. See "PP&L
Capital Trust", "Description of Preferred Securities",
"Description of Guarantee" and "Description of Subordinated Debentures".

                   SUMMARY OF OFFERING


    The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus.

The Company . . . . . .  The Company is an operating
                         electric utility, incorporated
                         under the laws of the
                         Commonwealth of Pennsylvania in
                         1920. PP&L serves approximately
                         1.2 million customers in a
                         10,000 square mile territory in
                         29 counties of central eastern
                         Pennsylvania with a population
                         of approximately 2.6 million
                         persons. This service area has
                         129 communities with
                         populations over 5,000, the
                         largest cities of which are
                         Allentown, Bethlehem,
                         Harrisburg, Hazleton,
                         Lancaster, Scranton,
                         Wilkes-Barre and Williamsport.

The Trust . . . . . . .  PP&L Capital Trust is a
                         statutory business trust formed
                         under Delaware law solely for
                         the purpose of issuing the
                         Preferred Securities and the
                         Common Securities and investing
                         the proceeds thereof in the
                         Subordinated Debentures (and
                         engaging in activities
                         necessary or incidental
                         thereto).

The Trustees  . . . . .  The Chase Manhattan Bank will
                         act as property trustee (the
                         "Property Trustee") of the
                         Trust. Two employees of the
                         Company also will act as
                         trustees (the "Administrative
                         Trustees") of the Trust. Chase
                         Manhattan Bank Delaware will be
                         an additional trustee (the
                         "Delaware Trustee") of the
                         Trust. The Chase Manhattan Bank
                         also will act as trustee (the
                         "Indenture Trustee") under the
                         indenture pursuant to which the
                         Subordinated Debentures will be
                         issued and will act as trustee
                         under the Guarantee (the
                         "Guarantee Trustee"). The
                         Property Trustee, Delaware
                         Trustee and Administrative

                         Trustees are sometimes referred
                         to as the "Trust Trustees."

Preferred Securities
Offered . . . . . . . .  The Trust will offer 4,000,000
                         Preferred Securities evidencing
                         undivided beneficial ownership
                         interests in the assets of the
                         Trust. Holders of the Preferred
                         Securities are entitled to
                         receive cumulative cash
                         distributions at the Securities
                         Rate, accruing from the date of
                         original issuance and payable
                         quarterly in arrears on March
                         1, June 1, September 1 and
                         December 1 of each year,
                         commencing on         , 1997
                         (each, a "Distribution Date").
                         Holders of the Preferred
                         Securities will have a
                         preference under certain
                         circumstances with respect to
                         Distributions and amounts
                         payable on liquidation or
                         redemption over the Common
                         Securities. See "Description of
                         Preferred Securities--
                         Subordination of Common
                         Securities." The Securities
                         Rate and the Distribution Dates
                         for the Preferred Securities
                         will correspond to the interest
                         rate and payment dates on the
                         Subordinated Debentures, which
                         will constitute all the assets
                         of the Trust. As a result, if
                         principal or interest is not
                         paid on the Subordinated
                         Debentures, no amounts will be
                         paid on the Preferred
                         Securities. See "Description of
                         Preferred Securities" herein.

Record Date . . . . . .  The record date for
                         Distributions on the Preferred
                         Securities (other than on a
                         Redemption Date) will, for so
                         long as the Preferred
                         Securities remain in book-entry
                         form, be the close of business
                         one Business Day prior to the
                         relevant Distribution Date.

Subordinated
Debentures  . . . . . .  The Trust will invest the
                         proceeds from the issuance of
                         the Trust Securities in an
                         equivalent amount of
                         Subordinated Debentures. The
                         Subordinated Debentures will
                         mature on           , 2027. At
                         any time, the Company shall
                         have the right to shorten or
                         extend the maturity of the
                         Subordinated Debentures,
                         provided that it can extend the
                         maturity only if certain
                         conditions are met. See
                         "Description of Subordinated
                         Debentures--General". The
                         Subordinated Debentures will be
                         subordinate and junior in right
                         of payment to all Senior Debt
                         of the Company. See
                         "Description of Subordinated
                         Debentures--Subordination".

Guarantee . . . . . . .  The Company has, through the
                         Guarantee, the Trust Agreement,
                         the Subordinated Debentures and
                         the Indenture, taken together,
                         fully, irrevocably and
                         unconditionally guaranteed all
                         of the Trust's obligations
                         under the Preferred Securities.
                         See "Relationship Among the
                         Preferred Securities, the
                         Subordinated Debentures and the
                         Guarantee." The Company
                         guarantees the payment of
                         Distributions and payments on
                         liquidation of the Trust or
                         redemption of the Preferred
                         Securities, but only in each
                         case to the extent of funds
                         held by the Trust, as described
                         herein (the "Guarantee"). See
                         "Description of Guarantee"
                         herein. If the Company does not
                         make interest payments on the
                         Subordinated Debentures held by
                         the Trust, the Trust will have
                         insufficient funds to pay
                         Distributions on the Preferred
                         Securities. The Guarantee does
                         not cover payment of
                         Distributions when the Trust
                         does not have sufficient funds
                         to pay such Distributions. In
                         the event a Debenture Event
                         of Default has occurred and is
                         continuing and such default is
                         attributable to the failure of
                         the Company to pay interest or
                         principal on the Subordinated
                         Debentures, a holder of
                         Preferred Securities may
                         institute a legal proceeding
                         directly against the Company to
                         enforce payment of such
                         Distributions to such holder.
                         The obligations of the Company
                         under the Guarantee and the
                         Subordinated Debentures are
                         subordinate and junior in right
                         of payment to all Senior Debt
                         of the Company.

Interest Deferral . . .  Subject to certain exceptions,
                         as described herein, the
                         Company has the right to defer
                         payment of interest on the
                         Subordinated Debentures at any
                         time or from time to time for a
                         period not exceeding 20
                         consecutive quarters with
                         respect to each deferral period
                         (each, an "Extension Period"),
                         provided that no Extension
                         Period may extend beyond the
                         Stated Maturity (as defined
                         herein) of the Subordinated
                         Debentures. Upon the
                         termination of any such
                         Extension Period and the
                         payment of all amounts then due
                         on any Interest Payment Date
                         (as defined herein), the
                         Company may elect to begin a
                         new Extension Period subject to
                         the requirements set forth
                         herein. If interest payments on
                         the Subordinated Debentures are
                         so deferred, distributions on
                         the Preferred Securities will
                         also be deferred and the
                         Company may not, and may not
                         permit any subsidiary of the
                         Company to, subject to certain
                         exceptions set forth herein,
                         declare or pay any cash
                         distributions with respect to
                         the Company's capital stock or
                         debt securities that rank pari
                         passu with or junior to the
                         Subordinated Debentures. During
                         an Extension Period, interest
                         on the Subordinated Debentures
                         will continue to accrue (and
                         the amount of Distributions to
                         which holders of the Preferred
                         Securities are entitled will
                         accumulate at the Securities
                         Rate, compounded quarterly),
                         and holders of the Preferred
                         Securities will be required to
                         accrue interest income for
                         United States federal income
                         tax purposes prior to receipt
                         of the cash related to such
                         interest income. See
                         "Description of Subordinated
                         Debentures--Option to Extend
                         Interest Payment Period" and
                         "Certain Federal Income Tax

                         Consequences--Interest Income
                         and Original Issue Discount".
Redemption;
Distribution  . . . . .  The Preferred Securities are
                         subject to mandatory
                         redemption, in whole or in
                         part, upon repayment of the
                         Subordinated Debentures at
                         maturity or their earlier
                         redemption in an amount equal
                         to the amount of related
                         Subordinated Debentures
                         maturing or being redeemed at a
                         redemption price equal to the
                         aggregate liquidation
                         preference of such Preferred
                         Securities plus accumulated and
                         unpaid Distributions thereon to
                         the date of redemption. The
                         Subordinated Debentures are
                         redeemable prior to maturity at
                         the option of the Company (i)
                         on or after      , 2002, in
                         whole at any time or in part
                         from time to time, at a
                         redemption price equal to the
                         accrued and unpaid interest on
                         the Subordinated Debentures so
                         redeemed to the date fixed for
                         redemption, plus 100% of the
                         principal amount thereof or
                         (ii) at any time, in whole (but
                         not in part), upon the
                         occurrence and continuation of
                         a Special Event (as defined
                         herein), at a redemption price
                         equal to the accrued and unpaid
                         interest on the Subordinated
                         Debentures so redeemed to the
                         date fixed for redemption, plus
                         100% of the principal amount
                         thereof, in each case subject
                         to the further conditions
                         described under "Description of
                         Subordinated Debentures--
                         Redemption".

                         At any time, the Company will
                         have the right to liquidate the
                         Trust and cause the
                         Subordinated Debentures to be
                         distributed to the holders of
                         the Preferred Securities and
                         the Common Securities in
                         liquidation of the Trust. See
                         "Description of Preferred
                         Securities--Redemption--Special
                         Event Redemption or
                         Distribution of Subordinated
                         Debentures".

Special Event . . . . .  A "Special Event" means a Tax
                         Event or an Investment Company
                         Event. A "Tax Event" means the
                         receipt by the Trust of an
                         opinion of counsel experienced
                         in such matters to the effect
                         that, as a result of any
                         amendment to, or change
                         (including any announced
                         proposed change) in, the laws
                         (or any regulations thereunder)
                         of the United States or any
                         political subdivision or taxing
                         authority thereof or therein,
                         or as a result of any official
                         administrative pronouncement or
                         judicial decision interpreting
                         or applying such laws or
                         regulations, which amendment or
                         change is effective or such
                         proposed change, pronouncement
                         or decision is announced on or
                         after the date of issuance of
                         the Preferred Securities under
                         the Trust Agreement, there is
                         more than an insubstantial risk
                         that (i) the Trust is, or will
                         be within 90 days of the date
                         of such opinion, subject to
                         United States federal income
                         tax with respect to income
                         received or accrued on the
                         Subordinated Debentures, (ii)
                         interest payable by the Company
                         on such Subordinated Debentures
                         is not, or within 90 days of
                         the date of such opinion, will
                         not be, deductible by the
                         Company, in whole or in part,
                         for United States federal
                         income tax purposes, or (iii)
                         the Trust is, or will be within
                         90 days of the date of such
                         opinion, subject to more than a
                         de minimis amount of other
                         taxes, duties or other
                         governmental charges.
                         "Investment Company Event"
                         means the receipt by the Trust
                         of an opinion of counsel
                         experienced in such matters to
                         the effect that, as a result of
                         the occurrence of a change in
                         law or regulation or a change
                         in interpretation or
                         application of law or
                         regulation by any legislative
                         body, court, governmental
                         agency or regulatory authority

                         (a "Change in 1940 Act Law"),
                         the Trust is or will be
                         considered an "investment
                         company" that is required to be
                         registered under the Investment
                         Company Act of 1940, as
                         amended, which Change in 1940
                         Act Law becomes effective on or
                         after the date of original
                         issuance of the Preferred
                         Securities.

Redemption Price  . . .  In the event of the redemption
                         of the Trust Securities or
                         other termination of the Trust
                         without distribution of the
                         Subordinated Debentures, each
                         Preferred Security shall be
                         entitled to receive a
                         liquidation amount of $25 plus
                         accrued and unpaid
                         Distributions thereon to the
                         date of payment.

                      RISK FACTORS


    Prospective purchasers of the Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

Ranking of Subordinated Obligations Under the Guarantee and the Subordinated Debentures

    The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Subordinated
Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Company.
At September 30, 1996, the Senior Debt of the Company aggregated approximately $3.1 billion. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. See "Description of Guarantee--Status of the
Guarantee" and "Description of Subordinated
Debentures--Subordination".

    The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

Option to Extend Interest Payment Period; Tax
Consequences; Market Price Consequences

    So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture (as defined herein) to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding
20 consecutive quarters with respect to each Extension
Period, provided that no Extension Period may extend beyond the Stated Maturity (as defined below) of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred
Securities by the Trust will also be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the Securities Rate, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period.
During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated
Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity (as defined below) of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension
Period. See "Description of Preferred Securities--
Distributions" and "Description of Subordinated
Debentures--Option to Extend Interest Payment Period".

    Should the Company defer payment of interest on the Subordinated Debentures, a holder of Preferred
Securities will continue to accrue income (in the form of original issue discount) in respect of its pro rata share of the Subordinated Debentures held by the Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of receipt of the cash related to such income, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain
Federal Income Tax Consequences--Interest Income and
Original Issue Discount" and "--Sale or Redemption of
Preferred Securities".

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.
However, should the Company elect to exercise such right in the future, the market price of the Preferred
Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension
Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities.

Special Event Redemption

     Upon the occurrence and continuation of a Special
Event (as defined below), the Company has the right to redeem the Subordinated Debentures in whole (but not in part) at the redemption price within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the Preferred Securities and Common Securities.

    A "Special Event" means a Tax Event or an Investment
Company Event. A "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated
Debentures, (ii) interest payable by the Company on such Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred
Securities.

    See "Risk Factors--Possible Tax Law Changes
Affecting the Preferred Securities" for a discussion of
certain legislative proposals that, if adopted, could
give rise to a Tax Event, which may permit the Company
to cause a redemption of the Preferred Securities prior
to          , 2002.

Exchange of Preferred Securities for Subordinated
Debentures

    The Company will have the right at any time to liquidate the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor upon liquidation of the Trust. See
"Description of Preferred Securities--Redemption--
Special Event Redemption or Distribution of Subordinated
Debentures."

     Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is classified as a grantor trust for such purposes, a distribution of the Subordinated Debentures upon a liquidation of the Trust would not be a taxable event to holders of the Preferred Securities. However, if a Tax
Event were to occur which would cause the Trust to be subject to United States federal income tax with respect to income received or accrued on the Subordinated
Debentures, a distribution of the Subordinated
Debentures by the Trust could be a taxable event to the Trust and the holders of the Preferred Securities. See
"Certain Federal Income Tax Consequences--Distribution of Subordinated Debentures to Holders of Preferred
Securities."

Shortening or Extension of Stated Maturity of
Subordinated Debentures

    The Company will have the right at any time to
shorten the maturity of the Subordinated Debentures to a
date not earlier than            , 2002 and thereby
cause the Preferred Securities to be redeemed on such earlier date.

    The Company will also have the right to extend the maturity of the Subordinated Debentures, whether or not the Trust is liquidated and the Subordinated Debentures are distributed to holders of the Preferred Securities, to a date no later than the 49th anniversary of the initial issuance of the Preferred Securities, provided that the Company can extend the maturity only if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, (iii) if the Trust has not been liquidated, the Trust is not in arrears on payments of Distributions on the Preferred
Securities and no deferred Distributions are accumulated and (iv) the Subordinated Debentures are rated not less than BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization. To the extent that the Stated Maturity of the Subordinated Debentures is extended at such time as the Preferred Securities are outstanding, the Preferred

Securities would remain outstanding until such extended date or until redeemed at an earlier date.

Market Prices

    There can be no assurance as to the market prices for Preferred Securities or Subordinated Debentures that may be distributed in exchange for Preferred Securities upon liquidation of the Trust. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred
Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent undivided beneficial ownership interests in the assets of the Trust) may be more volatile than the market prices of other securities that are not subject to such optional deferrals. In addition, because the Company has the right (i) to shorten the Stated Maturity of the Subordinated Debentures or (ii) to extend the maturity of the Subordinated Debentures (subject to the conditions described above), there can be no assurance that the Company will not exercise its option to change the maturity of the Subordinated Debentures as permitted by the terms thereof and of the Indenture.

Rights Under the Guarantee

    The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the redemption price including all accrued and unpaid
Distributions to the date of redemption with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment to the extent that the Trust has funds on hand available therefor at such time or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities. The
Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust
Indenture Act"). The Chase Manhattan Bank will act as the indenture trustee under the Guarantee (the
"Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the Preferred Securities.

The Chase Manhattan Bank will also act as Debenture
Trustee for the Subordinated Debentures and as Property
Trustee under the Trust Agreement and Chase Manhattan
Bank Delaware will act as Delaware Trustee under the Trust Agreement.

    The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee
Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of the Preferred Securities may institute a proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack available funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts.
Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated
Debentures, then a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of payment to such holder of the interest on or principal of such Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See
"Description of Preferred Securities--Enforcement of
Certain Rights by Holders Preferred Securities",
"Description of Guarantee" and "Description of Subordinated Debentures--Debenture Events of Default".
The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

Limited Voting Rights

    Holders of Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and certain other matters described herein. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. The Trust Trustees (as defined below) and the Company may amend the Trust
Agreement without the consent of holders of Preferred
Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grant or trust even if such action adversely affects the interests of such holders. See "Description of Preferred
Securities--Voting Rights; Amendment of the Trust
Agreement" and "--Removal of Trust Trustees".

Trading Characteristics of Preferred Securities

    Application will be made to list the Preferred
Securities on the NYSE. The Preferred Securities may trade at prices that do not fully reflect the value of accrued and unpaid interest with respect to the underlying Subordinated Debentures. See "Certain Federal
Income Tax Consequences--Interest Income and Original
Issue Discount" and "--Sales or Redemption of Preferred
Securities" for a discussion of the United States federal income tax consequences that may result from a taxable disposition of the Preferred Securities.

    As indicated above, application will be made to list the Preferred Securities on the NYSE. If the Preferred
Securities are not listed on a national securities exchange or the NASDAQ National Market and the underwriters do not make a market for the securities, the liquidity of the Preferred Securities could be adversely affected.


Possible Tax Law Changes Affecting the Preferred
Securities

    On March 19, 1996, the Revenue Reconciliation Bill
of 1996 (the "Bill") was introduced in the 104th
Congress which would have, among other things, generally
denied interest deductions for interest on an instrument
issued by a corporation that has a maximum weighted
average maturity of more than 40 years. The Bill also
generally would have denied interest deductions for
interest on an instrument issued by a corporation that
has a maximum term of more than 20 years and that is not
shown as indebtedness on the separate balance sheet of
the issuer or, where the instrument is issued to a
related party (other than a corporation), where the
holder or some other related party issues a related
instrument that is not shown as indebtedness on the
issuer's consolidated balance sheet. For purposes of
determining the weighted average maturity or the term of
an instrument, any right to extend would be treated as
exercised. The above-described provisions of the Bill
were proposed to be effective generally for instruments
issued on or after December 7, 1995. If either provision
were to apply to the Subordinated Debentures, the
Company would not be able to deduct interest on the
Subordinated Debentures. However, on March 29, 1996, the
Chairmen of the Senate Finance and House Ways and Means
Committees issued a joint statement (the "Joint
Statement") to the effect that it was their intention
that the effective date of the President's legislative
proposals, if adopted, would be no earlier than the date
of appropriate Congressional action. In addition,
subsequent to the publication of the Joint Statement,
Senator Daniel Patrick Moynihan and Representatives Sam
M. Gibbons and Charles B. Rangel wrote letters to
Treasury Department officials concurring with the view
expressed in the Joint Statement (the "Democrat
Letters"). The 104th Congress adjourned without enacting
the Bill. Moreover, if the principles contained in the
Joint Statement and the Democrat Letters were followed,
any similar legislation that is enacted would not apply
to the Subordinated Debentures. There can be no
assurance, however, that current or future legislative
proposals or final legislation will not adversely affect
the ability of the Company to deduct interest on the
Subordinated Debentures or otherwise affect the tax
treatment of the transactions described herein. Such a
change could give rise to a Tax Event, which would
permit the Company to cause a redemption of the
Preferred Securities before          , 2002. See
"Description of Subordinated Debentures--Redemption" and
"Description of Preferred Securities--Redemption". See also "Certain Federal Income Tax Consequences--Possible
Tax Law Changes."


                   PP&L CAPITAL TRUST

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) the Amended and Restated
Trust Agreement (the "Trust Agreement") executed by the
Company, as Depositor, The Chase Manhattan Bank, as
Property Trustee, Chase Manhattan Bank Delaware, as
Delaware Trustee, and the Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on January 28,
1997. The Trust's business and affairs are conducted by The Chase Manhattan Bank, as Property Trustee, Chase
Manhattan Bank Delaware, as Delaware Trustee, and two individual Administrative Trustees who are employees of the Company (collectively, the "Trust Trustees"). The
Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common
Securities, (ii) using the proceeds from the sale of the Preferred Securities and Common Securities to acquire the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.
Accordingly, the Subordinated Debentures will be the sole assets of the Trust, and payments under the Subordinated Debentures will be the sole revenue of the Trust. All of the Common Securities will be owned by the

Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default (as defined herein) under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred
Securities--Subordination of Common Securities". The
Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of 55 years, but may terminate earlier as provided in the Trust Agreement.
The principal executive office of the Trust is located at Two North Ninth Street, Allentown, PA 18101, and its telephone number is 610/774-5151.

    The Trust Agreement will be substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust
Agreement will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank, as
Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Chase Manhattan Bank will also act as trustee under the Guarantee and the Indenture (each as defined herein). See "Description of Guarantee" and "Description of Subordinated Debentures".
The holder of the Common Securities, unless a Debenture
Event of Default has occurred and is continuing, or the holders of a majority in liquidation preference of the Preferred Securities if any Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and the Delaware Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Trust Trustee are governed by the Trust Agreement.
The Company will pay all fees and expenses related to the Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust.

    It is anticipated that the Trust will not be subject to the reporting requirements of the Exchange Act.


           PENNSYLVANIA POWER & LIGHT COMPANY

    The Company is an operating electric utility, incorporated under the laws of the Commonwealth of Pennsylvania in 1920. PP&L serves approximately 1.2 million customers in a 10,000 square mile territory in

29 counties of central eastern Pennsylvania with a population of approximately 2.6 million persons. This service area has 129 communities with populations over 5,000, the largest cities of which are Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton,
Wilkes-Barre and Williamsport. The Company's offices are located at Two North Ninth Street, Allentown, PA 18101, and its telephone number is 610/774-5151.

    PP&L operates its generation and transmission facilities as part of the Pennsylvania-New Jersey-
Maryland Interconnection Association ("PJM"). The PJM, one of the world's largest power pools, includes eleven companies serving about 22 million people in a 50,000 square mile territory covering all or part of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and Washington, D.C.

    During the twelve months ended September 30, 1996, approximately $2.8 billion or about 97% of total operating revenues was derived from electric energy sales, with 35% coming from residential customers, 28% from commercial customers, 20% from industrial customers, 13% from contractual sales to other major utilities, 1% from energy sales to members of the PJM and 3% from others.

    The Company is a wholly owned subsidiary of PP&L
Resources, Inc., a Pennsylvania corporation
("Resources").


                     USE OF PROCEEDS


    All of the proceeds from the sale of Preferred
Securities will be invested by the Trust in Subordinated
Debentures. The proceeds from the sale of such Subordinated Debentures will be added to the Company's general funds and used for general corporate purposes.


                  ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The
Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company and appropriate disclosures about the Preferred
Securities, the Guarantee and the Subordinated
Debentures will be included in the notes to the consolidated financial statements.

                 SELECTED FINANCIAL DATA

    The following selected consolidated financial data of the Company for the two years ended December 31, 1995 have been derived from audited financial statements, and the selected consolidated financial data for the twelve months ended September 30, 1996 have been derived from unaudited financial statements. This financial data is qualified by the detailed information and financial statements appearing in the documents incorporated by reference.


                                                                  Year Ended December 31,                    Twelve Months
                                                        ----------------------------------------                 Ended
                                                              1994<F1>              1995<F2>              September 30, 1996
                                                        ------------------    ------------------    ------------------------------
                                                                                (in millions, except ratios)

Operating Revenues  . . . . . . . . . . . . . . . . .          $2,725                $2,752                     $2,904
Operating Income  . . . . . . . . . . . . . . . . . .             501                   574                        559
Net Income  . . . . . . . . . . . . . . . . . . . . .             243                   352                        377
Ratio of Earnings to Fixed Charges<F3>  . . . . . . .            2.70                  3.48                       3.52
Ratio of Earnings to Combined Fixed Charges and
   Preferred Dividend Requirements<F4>  . . . . . . .            2.26                  2.92                       2.99


____________________

<F1>   Earnings for 1994 were adversely affected by several one-time charges to income. These charges related to a voluntary early retirement program; a write-down in the carrying value of a subsidiary's investment in undeveloped coal reserves; the disallowance of replacement power costs through the Company's energy cost rate; and a decision of the Commonwealth Court of Pennsylvania related to the deferral of post-retirement benefit costs.
<F2>   Earnings for 1995 were positively affected by the final order of the
       Pennsylvania Public Utility Commission issued on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994. The decision increased revenues and permitted recovery of voluntary early retirement and post-retirement benefits other than pensions and disallowed certain costs applicable to the construction of Susquehanna Unit 1. In addition, the Company realized a gain on the sale of subsidiary coal reserves which were previously written down in 1994.
<F3>   Fixed charges include interest expense and the estimated interest component of rentals.
<F4>   Combined fixed charges and preferred dividend requirements include interest expense, preferred dividend requirements and the estimated interest component of rentals.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted to reflect (i) the issuance of the $100,000,000 of Preferred Securities offered hereby and (ii) the redemption of $30 million of 6.75% First Mortgage Bonds due November 1997, $40 million of 7.00% First Mortgage Bonds due January 1999, $60 million of 7.25% First Mortgage Bonds due February 2001 and $80 million of 7.50% First Mortgage Bonds due January 2003. The following data is qualified by the detailed information and financial statements appearing in the documents incorporated by reference.

                                                                              As of September 30, 1996
                                                                  -----------------------------------------------
                                                                                                      Percentage
                                                                      Actual         As Adjusted          (%)
                                                                  --------------   --------------  --------------
                                                                          (in millions, except percentages)

Long Term Debt (including current maturities) . . . . . . . . .        $2,832           $2,622             45.3%
Preferred Securities:
   Preferred Stock With Sinking Funds . . . . . . . . . . . . .           295              295              5.1
   Preferred Stock Without Sinking Funds  . . . . . . . . . . .           171              171              2.9
   Preferred Securities offered hereby. . . . . . . . . . . . .             0              100              1.7
Common Equity . . . . . . . . . . . . . . . . . . . . . . . . .         2,605            2,605             50.0
                                                                     --------         --------          -------
    Total Capitalization  . . . . . . . . . . . . . . . . . . .        $5,903           $5,793            100.0%
                                                                     ========         ========          =======

                      DESCRIPTION OF PREFERRED SECURITIES


    Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of the Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent undivided beneficial ownership interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

    The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities". Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of Guarantee".

Distributions

    The Preferred Securities represent undivided beneficial ownership interests in the assets of the Trust and Distributions on each Preferred Securities will
be payable at the annual rate of    % (the "Securities Rate") of the stated
Liquidation Amount of $25, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year. Distributions will accumulate from
            , 1997, the date of original issuance. The first Distribution
payment date for the Preferred Securities will be             , 1997.  The
amount of Distributions payable in the first payment period will be computed
on the basis of     days in a 360-day year. The amount of Distributions
payable for any period thereafter will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business
Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

    The revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of Subordinated Debentures". If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee".

    Distributions on the Preferred Securities (other than distributions on a Redemption Date) will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be the close of business one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Issuance". In the event the Preferred Securities are not in book-entry form, the relevant record date for the Preferred Securities shall be 15 days prior to the relevant Distribution Date.

    So long as no Debenture Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity (as defined below) of the Subordinated Debentures. As a consequence of any such extension, quarterly Distributions on the Preferred Securities will also be deferred by the Trust during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the Securities Rate, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount".

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Subordinated Debentures.


Redemption

    Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of the Subordinated Debentures, whether at Stated Maturity (as defined below) or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities and Common Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price (the "Redemption Price"), with respect to the Preferred Securities, equal to the aggregate Liquidation Amount of such Preferred Securities plus accrued and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

    The Company will have the right to redeem the Subordinated Debentures (i)
on or after         , 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to the further conditions described under "Description of Subordinated Debentures--Redemption" and "Description of Subordinated Debentures--Optional Redemption".

    Special Event Redemption or Distribution of Subordinated Debentures. If a Special Event shall occur and be continuing, the Company will have the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time, the Company will have the right to liquidate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures would not be a taxable event to holders of the Preferred Securities. However, should there be a change in law or a change in legal interpretation as a result of the occurrence of a Tax Event or otherwise, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Subordinated Debentures to Holders of Preferred Securities". If the Company does not elect either option described above, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

    If the Company elects to liquidate the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company shall continue to have the right to shorten or extend the maturity of the Subordinated Debentures, provided that it can extend the maturity only if certain conditions are met. See "Description of Subordinated Debentures--General".

    "Like Amount" means (i) with respect to a redemption of the Preferred Securities and the Common Securities, Preferred Securities and the Common Securities having a Liquidation Amount (as defined below) equal to the principal amount of the Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture allocated 3% to the Common Securities and 97% to the Preferred Securities and the proceeds of which will be used to pay the Redemption Price of such Preferred Securities and to redeem such Common Securities, and (ii) with respect to a distribution of the Subordinated Debentures to holders of Preferred Securities and Common Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities or the Common Securities, as the case may be, of the holder to whom such Subordinated Debentures are distributed. "Liquidation Amount" means the stated amount of $25 per Preferred Security or Common Security. After the liquidation date fixed for any distribution of Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by DTC or its nominee will be deemed to represent Subordinated Debentures having a principal amount equal to the stated liquidation preference of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase Preferred Securities offered hereby.


Redemption Procedures

    Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption or payment at Stated Maturity of the Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds available for the payment of such Redemption Price. See also "-- Subordination of Common Securities".

    If the Trust gives a notice of redemption in respect of the Preferred Securities, then, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Issuance". If the Preferred Securities are no longer in book-entry form, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee", Distributions on such Preferred Securities will continue to accrue at the Securities Rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    If less than all of the Preferred Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and the Common Securities. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Preferred Securities to be redeemed at its registered address. Unless the Trust defaults in payment of the Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Preferred Securities or portions thereof called for redemption.

Subordination of Common Securities

     Payment of Distributions on, and the Redemption Price of, the Preferred Securities and the Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date, an Event of Default resulting from a Debenture Event of Default under the Indenture shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

    In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.


Liquidation Distribution Upon Termination

    Pursuant to the Trust Agreement, the Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities; (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of the Preferred Securities and Common Securities, if the Company, as Depositor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption of all of the Preferred Securities in connection with the redemption of all of the Subordinated Debentures and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

    If an early termination occurs as described in clause (i), (ii) or (iv) above, the Trust shall be liquidated by the Trust Trustees as expeditiously as the Trust Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Preferred Securities and Common Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation preference plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the

Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an Event of Default resulting from a Debenture Event of Default under the Indenture has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

Events of Default; Notice

    Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of Subordinated Debentures--Debenture Events of Default"); or

         (ii) default in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

        (iii) default in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

         (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trust Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting Trust Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of the Trust as described above. See "--Liquidation Distribution Upon Termination". The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

Enforcement of Certain Rights by Holders of Preferred Securities

    If an Event of Default has occurred and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debentures against the Company.

Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such default is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures, then a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.


Removal of Trust Trustees

    Unless a Debenture Event of Default shall have occurred and be continuing, any Trust Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trust Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.


Co-Trustees and Separate Property Trustee

    Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Trust Trustees

    Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

    The Trust may not merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge, consolidate or amalgamate with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company and the Property Trustee has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and (ix) the Company has delivered to the Property Trustee an officers' certificate and an opinion of counsel, each to the effect that all conditions precedent to such transactions have been satisfied. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate or merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

     Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the holders of the Common Securities and the Trust Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, provided, however, that in the case of either clause (i) or (ii) such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Preferred Securities and Common Securities. The Trust Agreement may be amended by the Trust Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Preferred Securities and Common Securities and (ii) receipt by the Trust Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status of an "investment company" under the Investment Company Act, provided, further that without the consent of each holder of Preferred Securities and Common Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Preferred Securities or Common Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Subordinated Debentures are held by the Property Trustee, the Trust Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to such Subordinated Debentures, (ii) waive any past default that is waiveable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Preferred Securities. The Trust Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except pursuant to a subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default which it receives with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trust Trustees shall receive an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Administrative Trustees or any affiliate of the Company or any Administrative Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

    Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee (which may be the Company) and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Book-Entry Issuance

    DTC will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of the Trust is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Distribution payments on the Preferred Securities will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered. Except as provided herein, a Beneficial Owner of an interest in a global Preferred Securities certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust or the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. None of the Trust Trustees, the Trust or the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


Registrar and Transfer Agent

    The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required (i) to register or cause to be registered the transfer or exchange of the Preferred Securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) to register or cause to be registered the transfer or exchange of any Preferred Securities so selected for redemption, except in the case of any Preferred Securities being redeemed in part, any portion thereof not to be redeemed.

Information Concerning the Property Trustee

    The Company and its affiliates utilize various of the banking services offered by the Property Trustee. Such services include providing lines of credit.

    The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee may, but shall be under no duty to, take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct. The Property Trustee also serves as Trustee under the Guarantee and the Indenture.


Miscellaneous

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Trust may not borrow money, issue debt nor mortgage or pledge any of its assets.



                    DESCRIPTION OF SUBORDINATED DEBENTURES

    The Subordinated Debentures are to be issued under a Junior Subordinated Indenture (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Debenture Trustee"). This summary of certain terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.


General

    Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be in the principal amount equal to the aggregate stated Liquidation Amount of the Preferred Securities plus the Company's concurrent investment in the Common Securities. The Subordinated Debentures
will bear interest at the annual rate of    % of the principal amount thereof,
payable quarterly in arrears on March 1, June 1, September 1 and December 1
of each year (each, an "Interest Payment Date"), commencing         , 1997, to
the person in whose name each of the Subordinated Debentures is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date (other than interest payable on a Redemption Date or the maturity date). In the event the Subordinated Debentures are not in book-entry form, the relevant record date for the Subordinated Debentures shall be the fifteenth day of the month in which occurs the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, each Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable in the
first payment period will be computed on the basis of     days in a 360-day
year. The amount of interest payable for any period thereafter will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per
annum of    % thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments and interest on quarterly interest payments not paid on the applicable Interest Payment Date.

    The Subordinated Debentures will mature on          , 2027 (such date, as
it may be shortened or extended as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date
not earlier than           , 2002. Such date may also be extended at any time
at the election of the Company to any date not later than           , 2046,
provided that at the time such election is made and at the time of extension
(i) the Company is not in bankruptcy, otherwise insolvent or in liquidation,
(ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, (iii) if the Trust has not been liquidated, the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated and (iv) the Subordinated Debentures are rated not less than BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization.

    The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt (as defined below) of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination".

    Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of Preferred Securities - Special Event Redemption or Distribution of Subordinated Debentures".

Option to Extend Interest Payment Period

    So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual
rate of     %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount".

    During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and
(d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin such Extension Period, (ii) the date the Administrative Trustees are required to give notice to the NYSE, the Nasdaq National Market or other applicable stock exchange or automated quotation system on which the Preferred Securities are then listed or quoted or to holders of such Preferred Securities of the record date or (iii) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

Certain Covenants of the Company

    The Company will covenant that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than (a) dividends or distributions in capital stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and
(d) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees, related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock (or securities convertible into or exchangeable for common stock) as consideration in an acquisition transaction) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default under the Indenture with respect to Subordinated Debentures and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (iii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. The Company will also covenant
(i) to maintain directly 100% ownership of the Common Securities of the Trust, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and
(iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.


Redemption

    The Subordinated Debentures are redeemable prior to maturity at the option
of the Company (i) on or after          , 2002, in whole at any time or in part
from time to time, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time in whole (but not in part), within 90 days of the occurrence of a Special Event, at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

Distributions of Subordinated Debentures

    Under certain circumstances involving the liquidation of the Trust, Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Subordinated Debentures. It is anticipated that the depositary arrangements for the Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on the NYSE or such other stock exchanges or automated quotation systems, if any, on which the Preferred Securities are then listed or quoted. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary matters, see "Description of Preferred Securities--Book-Entry Issuance".

    Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Preferred Securities and will result in a holder of the Preferred Securities receiving directly such holder's pro rata share of the Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Subordinated Debentures to holders of the Preferred Securities by the Trust could be a taxable event to the Trust and each holder, and holders of the Preferred Securities may be required to recognize gain or loss as if they had exchanged their Preferred Securities for the Subordinated Debentures they received upon the liquidation of the Trust. See "Certain United States Federal Income Tax Consequences--Distribution of Subordinated Debentures to Holders of Preferred Securities."


Global Subordinated Debentures

    The Subordinated Debentures may be issued in whole or in part in the form of a Global Subordinated Debentures that will be deposited with, or on behalf of, a depositary, which initially will be DTC (the "Depositary"). Global Subordinated Debentures may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Subordinated Debentures represented thereby, a Global Subordinated Debentures may not be transferred except as a whole by the Depositary for such Global Subordinated Debentures to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    Upon the issuance of a Global Subordinated Debentures and the deposit of such Global Subordinated Debentures with or on behalf of the Depositary, the Depositary for such Global Subordinated Debentures or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Subordinated Debentures represented by such Global Subordinated Debentures to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Subordinated Debentures or by the Company if such Subordinated Debentures are offered and sold directly by the Company. Ownership of beneficial interests in a Global Subordinated Debentures will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated

Debentures will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debentures.

    So long as the Depositary for a Global Subordinated Debentures, or its nominee, is the registered owner of such Global Subordinated Debentures, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Debentures represented by such Global Subordinated Debentures for all purposes under the Indenture governing such Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debentures will not be entitled to have any of the individual Subordinated Debentures of the series represented by such Global Subordinated Debentures registered in their names, will not receive or be entitled to receive physical delivery of any such Subordinated Debentures of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of and premium, if any, and interest on individual Subordinated Debentures represented by a Global Subordinated Debentures registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debentures representing such Subordinated Debentures. None of the Company, the Debenture Trustee, any Paying Agent or the Securities Registrar for such Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debentures representing such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global Subordinated Debentures representing any of such Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Subordinated Debentures representing such Subordinated Debentures as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debentures held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

    If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Subordinated Debentures in exchange for the Global Subordinated Debentures representing such Subordinated Debentures. In addition, the Company may at any time and in its sole discretion, determine not to have any Subordinated Debentures represented by one or more Global Subordinated Debentures and, in such event, will issue individual Subordinated Debentures in exchange for the Global Subordinated Debentures representing such Subordinated Debentures. Further, if the Company so specifies with respect to the Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debentures representing Subordinated Debentures may, on terms acceptable to the Company, the Debenture

Trustee and the Depositary for such Global Subordinated Debentures, receive individual Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debentures will be entitled to physical delivery of individual Subordinated Debentures of the series represented by such Global Subordinated Debentures equal in principal amount to such beneficial interest and to have such Subordinated Debentures registered in its name. Individual Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

Payment and Paying Agents

    Payment of principal of and any interest on Subordinated Debentures will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents (which may include the Company) as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or by wire or electronic funds transfer. Payment of any interest on Subordinated Debentures (other than interest payable on a Redemption Date or the maturity date) will be made to the Person in whose name such Subordinated Debentures is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Company will at all times be required to maintain a Paying Agent in each Place of Payment.

    Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.


Registration and Transfer of Subordinated Debentures

    If the Depositary is DTC, a global security shall be exchangeable for Subordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Subordinated Debentures are issued in definitive form, such Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures represented by a global security will be made to DTC, as the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable, and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire or electronic funds transfer. In addition, if the Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each calendar quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Preferred Securities--Book-Entry Issuance".

    Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to the Subordinated Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as Securities Registrar under the Indenture. The Company may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures.

    In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Modification of Indenture

    From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not adversely affect in any material respect the interest of the holders of Subordinated Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such Subordinated Debentures; provided that no such modification may, without the consent of the holder of each of the outstanding Subordinated Debenture so affected, (i) change the stated maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such change or extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of the Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any Preferred Securities remain outstanding, no such modification may be made that adversely affects the interest of holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the Preferred Securities unless and until the principal of the Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

    The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" (a "Debenture Event of Default") with respect to the Subordinated Debentures:

          (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

         (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity or upon redemption; or

        (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding Subordinated Debentures; or

         (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of such Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee, and should the holders of such Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures affected thereby may, on behalf of the holders of all the Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debenture, and should the holders of such Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    In case a Debenture Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Subordinated Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

    The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing;
(iii) if at the time any Preferred Securities are outstanding, such transaction is not precluded by the Trust Agreement or Guarantee and does not give rise to any breach or violation of the Trust Agreement or the Guarantee, and (iv) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Subordinated Debentures.

Satisfaction and Discharge

    Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Subordinated Debentures (except in each case to register the transfer or exchange of the Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Debenture Trustee, in trust, moneys or Government Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debentures on the dates such payments are due in accordance with the terms of the Subordinated Debentures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Debenture Trustee an opinion of counsel to the effect that the holders of the Subordinated Debentures will not recognize gain, loss or income for United States federal income tax purposes as a result of the satisfaction and discharge of the Indenture and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred.

Subordination

    In the Indenture, the Company has covenanted and agreed that any Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of Subordinated Debentures or the Property Trustee on behalf of the holders of Preferred Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debentures; provided, however, that holders of Senior Debt shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Debt to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

    In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the Subordinated Debentures; provided, however, that holders of Senior Debt shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Debt to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

    No payments on account of principal (or premium, if any) or interest in respect of the Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) every obligation of such Person for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company to any of its subsidiaries or affiliates, (ii) Debt to any employee of the Company, (iii) Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (iv) any other debt securities issued pursuant to the Indenture.

    The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company.

Trust Costs and Expenses

    In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.


Governing Law

    The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

    The Company and its affiliates utilize various of the banking services offered by the Debenture Trustee. Such services include providing lines of credit.

    The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust

Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


                            DESCRIPTION OF GUARANTEE


    The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Trust Securities for the benefit of the holders from time to time of such Trust Securities. The Chase Manhattan Bank will act as indenture trustee ("Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Securities.


General

    The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Trust Securities, to the extent that the Trust has funds on hand available therefor at the time, (ii) the Redemption Price with respect to any Trust Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Subordinated Debentures are distributed to holders of the Trust Securities), the lesser of (a) the Liquidation Distribution to the extent that the Trust has funds on hand available therefor at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Trust Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Trust Securities, but will apply only to the extent that the Trust has funds on hand available to make such payments, and is not a guarantee of collection.

    If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Trust Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior

Debt of the Company. See "--Status of the Guarantee". The Guarantee does not limit the incurrence or issuance of additional Debt of the Company, whether secured or unsecured or whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

    The Company has, through the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--General".

Status of the Guarantee

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt of the Company.

    The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Trust Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Subordinated Debentures to the holders of the Trust Securities in exchange for all of the Trust Securities. The Guarantee does not limit the incurrence or issuance of additional Debt of the Company, whether secured or unsecured or whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.


Amendments and Assignment

    Except with respect to any changes which do not adversely affect in any material respect the rights of holders of the Trust Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement". All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Securities then outstanding.


Events of Default

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

    The Company and its affiliates utilize various of the banking services offered by the Guarantee Trustee. Such services include providing lines of credit.

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.


Termination of the Guarantee

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of Subordinated Debentures to the holders of the Trust Securities in exchange for all of the Trust Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Securities must restore payment of any sums paid under the Trust Securities or the Guarantee.

Governing Law

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.



                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

    Payments of Distributions and other amounts due on the Trust Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee". Taken together, the Company's obligations under the Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In the event a Debenture Event of Default has occurred and is continuing and such default is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt of the Company.

Sufficiency of Payments

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Securities Rate and Distributions and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of its Preferred Securities under the Preferred Securities; and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Preferred Securities

    A holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

    A default or event of default under any Senior Debt of the Company will not constitute an Event of Default or a Debenture Event of Default.
However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default under the Indenture.

Limited Purpose of Trust

    The Preferred Securities evidence a beneficial ownership interest in the Trust, and the Trust exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Securities and a holder of a Subordinated Debentures is that a holder of a Subordinated Debentures is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

Rights Upon Termination

     Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust in accordance with applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Termination". Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Preferred Securities), the positions of a holder of Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.



                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


General

    In the opinion of Simpson Thacher & Bartlett, special tax counsel to the Company and the Trust ("Tax Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Preferred Securities upon original issuance. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities.

    The authorities on which this summary is based are subject to various interpretations and the opinions of Tax Counsel are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Tax Counsel has advised that it is of the view that, if challenged, the opinions expressed herein would be sustained by a court with jurisdiction in a properly presently case.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF PREFERRED SECURITIES--REDEMPTION."

Classification of the Trust

    In connection with the issuance of the Preferred Securities, Tax Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the Subordinated Debentures. See "--Interest Income and Original Issue Discount."

Classification of the Subordinated Debentures

    The Company, the Trust and the holders of the Preferred Securities (by acceptance of a beneficial interest in a Preferred Security) will agree to treat the Subordinated Debentures as indebtedness for all United States tax purposes. In connection with the issuance of the Subordinated Debentures, Tax Counsel is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.


Interest Income and Original Issue Discount

    Under the applicable Treasury regulations, the Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. Accordingly, except as set forth below, stated interest on the Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

    If, however, the Company exercises its right to defer payments of interest on the Subordinated Debentures, the Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Subordinated Debentures on a daily basis during the Extension Period, even though the Company will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Subordinated Debentures, and actual cash payments of interest on the Subordinated Debentures would not be reported separately as taxable income. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) will increase such Securityholder's tax basis in its Preferred Securities, and the amount of Distributions received by a Securityholder with respect to such Preferred Securities will reduce the tax basis of such Preferred Securities.

    The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Subordinated Debentures was OID regardless of whether the Company exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

    Corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.


Distribution of Subordinated Debentures to Holders of Preferred Securities

    Under current law, a distribution by the Trust of the Subordinated Debentures as described under the caption "Description of Preferred Securities--Liquidation of Trust and Distribution of Subordinated Debentures to Holders" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Subordinated Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Subordinated Debentures, the distribution of Subordinated Debentures to Securityholders by the Trust would be a taxable event to the Trust and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Preferred Securities for the Subordinated Debentures it received upon the liquidation of the Trust. A Securityholder will accrue interest in respect of Subordinated Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

Sales or Redemption of Preferred Securities

    Gain or loss will be recognized by a Securityholder on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized by the Securityholder on the sale or redemption of the Preferred Securities (except to the extent that such amount realized is characterized as a payment in respect of accrued but unpaid interest on such Securityholder's allocable share of the Subordinated Debentures that such Securityholder has not included in gross income previously) and the Securityholder's adjusted tax basis in the Preferred Securities sold or redeemed. Such gain or loss generally will be taxable as long-term capital gain or loss if the Securityholder held the Preferred Securities that it sold or redeemed for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Backup Withholding Tax and Information Reporting

    The amount of interest (including any OID) accrued in respect of the Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Internal Revenue Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    Payment of the proceeds from the disposition of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

    Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

    It is anticipated that income on the Preferred Securities will be reported to holders on Form 1099 and mailed to holders of the Preferred Securities by January 31 following each calendar year.

Possible Tax Law Changes

    On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was introduced in the 104th Congress. The Bill would have among other things, generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum weighted average maturity of more than 40 years. The Bill also would have generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were applicable to the Subordinated Debentures, the Company would not be able to deduct interest on the Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued the Joint Statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and

Representatives Sam M. Gibbons and Charles B. Rangel wrote the Democrat Letters to Treasury Department officials concurring with the view expressed in the Joint Statement. The 104th Congress adjourned without enacting the Bill. Moreover, if the principles contained in the Joint Statement and the Democrat Letters were followed, any similar legislation that is subsequently enacted would not apply to the Subordinated Debentures. There can be no assurance, however, that current or future legislative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Subordinated Debentures or otherwise affect the tax treatment of the transactions described herein. Moreover, such a change could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities, as described more fully under "Description of Preferred Securities--Redemption."



                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the "Representative"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchaser commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                                             Number of
                                         Underwriters                                                   Preferred Securities
                                         -------------                                          ---------------------------------
Merrill Lynch, Pierce, Fenner & Smith
    Incorporated  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .




                                                                                                             ----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 4,000,000
                                                                                                             ==========


    The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $      per Preferred Security. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $      per
Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will agree to pay as compensation (the "Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in
immediately available funds of $        per Preferred Security (or $         in
the aggregate) for the accounts of the several Underwriters.

    During a period of 30 days from the date of this Prospectus, neither the Trust nor the Company will, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

    The Preferred Securities are expected to be approved for listing on the
NYSE, subject to official notice of issuance under the symbol "     ". Trading
of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representative has advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representative will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

    Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

    The Company and the Trust have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.


                             VALIDITY OF SECURITIES


    Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware Counsel to the Company and the Trust. The legality of the Guarantee and the Subordinated Debentures will be passed upon for the Company by Michael A. McGrail, Esq., Senior Counsel of the Company, and Simpson Thacher & Bartlett (a partnership which includes professional corporations), and for the Underwriters by Sullivan & Cromwell. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Simpson Thacher & Bartlett. However, all matters pertaining to the organization of the Company will be passed upon only by Mr. McGrail. As to matters involving the law of the Commonwealth of Pennsylvania, Simpson Thacher & Bartlett and Sullivan & Cromwell will rely on the opinion of Mr. McGrail, and as to matters involving the law of the State of Delaware, Simpson Thacher & Bartlett,

Sullivan & Cromwell and Mr. McGrail will rely on the opinion of Richards Layton & Finger. Mr. McGrail is a full-time employee of the Company.


                                    EXPERTS

    The consolidated financial statements and related financial statement schedule of the Company as of December 31, 1995 and for the year then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's reorganization as described in Note 1 to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements, prior to restatement (not presented separately therein), and related financial statement schedules as of December 31, 1994 and 1993 and for the two years in the period ended December 31, 1994 incorporated in this Prospectus by reference from the Company's 1995 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (such reports are unqualified but contain an explanatory paragraph concerning a change in accounting principles) which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

    Statements made herein and in the documents incorporated by reference in this Prospectus as to matters of law and legal conclusions (except with respect to any tax matters) have been reviewed by Michael A. McGrail, Esq., Senior Counsel of the Company, and have been made in reliance upon his authority as an expert.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Trust or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder or thereunder shall under any circumstance create an implication that there has been no change in the affairs of the Company or the Trust since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                           _________________________


                               TABLE OF CONTENTS

                                                                         Page

Incorporation of Certain Documents
     by Reference   . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Available Information . . . . . . . . . . . . . . . . . . . . . . . . .     5
Summary of Offering . . . . . . . . . . . . . . . . . . . . . . . . .       7
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
PP&L Capital Trust  . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Pennsylvania Power & Light Company  . . . . . . . . . . . . . . . . . .    22
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . .    23
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . .    24
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Description of Preferred Securities . . . . . . . . . . . . . . . . . .    26
Description of Subordinated Debentures  . . . . . . . . . . . . . . . .    39
Description of Guarantees . . . . . . . . . . . . . . . . . . . . . . .    51
Relationship Among the Preferred Securities,
     the Subordinated Debentures and
     the Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . .    53
Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .    55
Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
Validity of Securities  . . . . . . . . . . . . . . . . . . . . . . . .    60
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61

                         4,000,000 Preferred Securities

                               PP&L Capital Trust

                   % Trust Originated Preferred SecuritiesSM
                                  ("TOPrSSM")
                              (Liquidation amount
                          $25 per Preferred Security)
                           Fully and unconditionally
                      guaranteed, as set forth herein, by



                             Pennsylvania Power &
                                 Light Company




                           _________________________

                                   PROSPECTUS
                           _________________________






                              Merrill Lynch & Co.






                                         , 1997

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

(a) SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $  30,303
(b) Printing fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   50,000
(c) Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(d) Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   40,000
(e) Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   10,000
(f) New York Stock Exchange Listing Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   44,300
(g) Rating Agency Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   68,500
(h) Trustees' fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    6,500
(i) Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                                                ----------
              Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $
                                                                                                                ==========
____________________

       All of the above except the SEC registration fee are estimated.




Item 15. Indemnification of Directors and Officers.

     Section 7.02 of the By-laws of the Company reads as follows:

     "Section 7.02.  Indemnification of Directors and Officers.

          (a) Right to Indemnification. Except as prohibited by law, every director and officer of the Company shall be entitled as of right to be indemnified by the Company against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "action"). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the Company prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to another such entity at the request of the Company to the extent the Board of Directors at any time denominates such person as entitled to the benefits of this Section 7.02. As used herein, "expense" shall include fees and expenses of counsel selected by such persons; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

          (b)  Right of Claimant to Bring Suit.  If a claim under paragraph
     (a) of this Section 7.02 is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the Company would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

          (c) Insurance and Funding. The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.02. The Company may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

          (d) Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal."

     Directors and officers of the Company may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

     Reference is also made to the Form of Underwriting Agreement, filed as
Exhibit 1 hereto, which contains provisions for indemnification of the Company and its directors and officers by the several Underwriters against certain liabilities for information furnished by the Underwriters.

     The Company presently has insurance policies which, among other things, include liability insurance coverage for officers and directors under which officers and directors are covered against any "loss" by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. "Loss" is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 16.  Exhibits and Financial Statement Schedules.

     Reference is made to the Exhibit Index filed herewith.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Pennsylvania Power & Light Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filling on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 29th day of January, 1997.

                                    PENNSYLVANIA POWER & LIGHT COMPANY

                                    By:       /s/ William F. Hecht
                                       -------------------------------------
                                       William F. Hecht, Chairman, President
                                           and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 29th day of January, 1997.

                      Signature                                      Title
                      ----------                                     -----

                 /s/ William F. Hecht                      Principal Executive
----------------------------------------------------       Officer and Director
        William F. Hecht, Chairman, President
             and Chief Executive Officer


                    /s/ R.E. Hill                          Principal Financial
----------------------------------------------------       Officer
     R.E. Hill, Senior Vice President--Financial


                   /s/ J.J. McCabe                         Principal Accounting
----------------------------------------------------       Officer
      J.J. McCabe, Vice President and Controller

E. Allen Deaver, Nance K. Dicciani, William J. Flood,      Directors
Elmer D. Gates, Derek C. Hathaway, Stuart Heydt,
Clifford L. Jones, Ruth Leventhal, Frank A. Long
and Norman Robertson
By               /s/ William F. Hecht
  --------------------------------------------------
          William F. Hecht, Attorney-in-fact

          Pursuant to the requirements of the Securities Act of 1933, PP&L Capital Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filling on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 29th day of January, 1997.

                                    PP&L CAPITAL TRUST

                                    By:  Pennsylvania Power & Light Company,
                                         as Depositor

                                    By:       /s/ William F. Hecht
                                         ------------------------------------
                                         William F. Hecht, Chairman, President
                                              and Chief Executive Officer

                     PENNSYLVANIA POWER AND LIGHT COMPANY

                                 EXHIBIT INDEX


     The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The balance of the Exhibits will be filed by amendment.

1.1        Proposed form of Underwriting Agreement for Preferred Securities.
4.1 Form of Junior Subordinated Indenture between the Company and The Chase Manhattan Bank, as Debenture Trustee.
4.2        Certificate of Trust of PP&L Capital Trust.
4.3        Trust Agreement of PP&L Capital Trust.
4.4        Form of Amended and Restated Trust Agreement.
4.5 Form of Preferred Security Certificate for PP&L Capital Trust (included in Exhibit 4.4).
4.6        Form of Guarantee Agreement.
5.1 Opinion of Michael A. McGrail, Esq., relating to the legality of the Subordinated Debentures and the Guarantee.
5.2 Opinion of Simpson Thacher & Bartlett, relating to the legality of the Subordinated Debentures and the Guarantee.
5.3 Opinion of Richards, Layton & Finger, special Delaware counsel, relating to the legality of the Preferred Securities of PP&L Capital Trust.
8.1 Opinion of Simpson Thacher & Bartlett, as to certain United States federal income tax matters.
12.1       Statement re: Computation of Ratio of Earnings to Fixed Charges
12.2 Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.
<F1>23.1   Consent of Price Waterhouse LLP.
<F1>23.2   Consent of Deloitte & Touche LLP.
23.3       Consent of Simpson Thacher & Bartlett (included in Exhibit 5.2 hereto).
23.4 Consent of Richards, Layton & Finger, special Delaware counsel (included in Exhibit 5.3 hereto).
23.5       Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1 hereto).
<F1>24.1   Powers of Attorney.
25.1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as Trustee under the Junior Subordinated Indenture.
25.2 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as Property Trustee under the Amended and Restated Trust Agreement of PP&L Capital Trust.
25.3 Statement of Eligibility under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as Guarantee Trustee under the Guarantee for PP&L Capital Trust.